EXHIBIT 5.1

CUTLER LAW GROUP

Corporate Securities Law
M. Richard Cutler, Esq Admitted in California & Texas

October 2, 2019

Hawkeye Systems, Inc.

7119 W. Sunset Blvd, Suite 468

Los Angeles, CA 90046

Atrtn: Corby Marshall, Chief Executive Officer

Ladies and Gentlemen:

You have requested our opinion as counsel for Hawkeye Systems, Inc., a Nevada corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the offering by the Company of 2,874,400 shares of Company common stock issuable in connection with the Company’s 2019 Employees’ Directors’ and Consultants’ Stock Option Agreement as well as Legal Services Agreements and Accounting Services Agreements.

We have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about October 3, 2019 (the "Registration Statement"). We further have examined the Certificate of Incorporation, Bylaws, and applicable minutes of the Company as a basis for the opinion hereafter expressed.

Based on the foregoing examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of common stock covered by the Registration Statement will be legally issues, fully paid, and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ M. Richard Cutler
Cutler Law Group